PROSPECTUS SUPPLEMENT To Prospectus Dated January 5, 2026	Filed pursuant to Rule 424(b)(3) Under the Securities Act of 1933 in connection with Registration Statement No. 333-288329

COEPTIS THERAPEUTICS HOLDINGS, INC.

The sole purpose of this supplement (this “Supplement”) to the proxy statement/prospectus of Coeptis Therapeutics Holdings, Inc. (the “Company” or “Coeptis”) dated January 5, 2026 (the “Prospectus), which forms a part of the Registration Statement on Form S-4 (File No. 333-288329) declared effective by the Securities and Exchange Commission on December 23, 2025 (the “Registration Statement”), is to correct the table set forth on page 194 of the Prospectus under the heading “Principal Stockholders of Proposed Combined Company.” Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Prospectus.

Accordingly, this Supplement corrects the disclosure set forth on page 194 of the Prospectus under the heading “Principal Stockholders of Proposed Combined Company,” including the table set forth thereon and the accompanying footnotes, to correct inadvertent typographical errors related to the table set forth on such page, as set forth below. The actual number of shares of Coeptis’ Common Stock to be issued in the Merger shall be determined upon the Closing. Except as described in this Supplement, the information provided in the Proxy Statement relating to the Merger and the other proposals set forth therein continues to apply, and the information provided in the Proxy Statement is not amended, supplemented, or otherwise modified.

Principal Stockholders of Proposed Combined Company

For purposes of the table below, Purchaser and the Company have assumed that the merger consideration to be issued by Purchaser at the Closing of the Merger will represent approximately 79% of the closing date issued and outstanding shareholdings of the combined company, calculated based on the number of shares of the Company’s common stock outstanding on the date of this Supplement, which is 5,762,221. The actual number of shares of Coeptis’ Common Stock to be issued in the Merger may be more or less than that reflected in the table below, as shall be determined upon the Closing.

Based on such assumptions, the following table sets forth certain information regarding our Common Stock beneficially owned immediately following the Merger Transaction for (i) each stockholder who will become the beneficial owner of more than 5% of our outstanding Common Stock (ii) all named executive officers; (iii) all directors; and (iv) all directors and executive officers as a group.

Unless otherwise indicated and subject to applicable community property and similar laws, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name of Beneficial Ownership	Number of shares beneficially owned post-transaction	Percentage of shares beneficially owned post-transaction
BSG Series CM (1)(2)	22,459,490	73.37%
David Halabu (3)	832,275	2.72%
Michelle Burke (4)	0	0.00%
Adam Sohn (5)	0	0.00%
Bryan Fuerst (6)	0	0.00%
Kenneth Cooper (7)	0	0.00%
Brian Cogley (8)	22,500	*
Executive Officers and Directors as a Group	854,775	2.79%

*	Less than 1.0%.
(1)	BSG Series CM LLC – 211 N Main St. Greenville, SC 29601
(2)	With respect to BSG Series CM, the natural persons with voting and/or dispositive power are Steven Baldassarra and Joseph Baldassarra. Following the Closing, BSG Series CM LLC will distribute the shares of Common Stock issued to it as Merger Consideration to its members on a pro rata basis (the “BSG Dividend”). Following the BSG Dividend, no member of BSG Series CM LLC will beneficially own more than 5% of the Company’s outstanding Common Stock.
(3)	David Halabu – c/o Z Squared Inc., 1712 Pioneer Ave. Suite 500 Cheyenne, WY 82001. Mr. Halabu is the beneficial owner of SMSC Capital Holdings LLC, which will hold these shares of Common Stock immediately following the Merger Transaction.
(4)	Michelle Burke – c/o Z Squared Inc., 1712 Pioneer Ave. Suite 500 Cheyenne, WY 82001
(5)	Adam Sohn – c/o Z Squared Inc., 1712 Pioneer Ave. Suite 500 Cheyenne, WY 82001
(6)	Bryan Fuerst – c/o Z Squared Inc., 1712 Pioneer Ave. Suite 500 Cheyenne, WY 82001
(7)	Kenneth Cooper – c/o Z Squared Inc., 1712 Pioneer Ave. Suite 500 Cheyenne, WY 82001
(8)	Brian Cogley, c/o Coeptis Therapeutics, Inc., 105 Bradford Rd. Suite 420, Wexford, PA 15090

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This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Registration Statement. This Prospectus Supplement is qualified by reference to the Registration Statement, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Registration Statement.

You should read the Prospectus, this Supplement and any additional prospectus supplement or amendment carefully before you invest in our securities.

We are a “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements for so long as we remain a smaller reporting company.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 43 of the Prospectus and any other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 29, 2026.

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